As filed with the Securities and Exchange Commission on July 25, 2017
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

VIRGINIA NATIONAL BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	46-2331578
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

404 People Place
Charlottesville, Virginia 22911
(434) 817-8621
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Virginia National Bank Amended and Restated 2005 Stock Incentive Plan

Virginia National Bankshares Corporation 2014 Stock Incentive Plan
(Full title of the plans)

Donna G. Shewmake
General Counsel, Executive Vice President and Secretary
Virginia National Bankshares Corporation
404 People Place
Charlottesville, Virginia 22911
(434) 817-8621
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Scott H. Richter, Esq.
Williams Mullen
200 South 10th Street, Suite 1006
Richmond, Virginia 23219
804-420-6221

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered (1)	per share	offering price	registration fee
Common Stock, $2.50 par value per share, currently subject to options outstanding under the Virginia National Bank Amended and Restated 2005 Stock Incentive Plan	47,402 shares	$ 24.12 (2)	$ 1,143,336 (2)	$ 132.51
Common Stock, $2.50 par value per share, currently subject to options outstanding under the Virginia National Bankshares Corporation 2014 Stock Incentive Plan	2,000 shares	$ 30.20 (2)	$ 60,400 (2)	$ 7.00
Common Stock, $2.50 par value per share, currently available for issuance under the Virginia National Bankshares Corporation 2014 Stock Incentive Plan	248,000 shares	$ 34.10 (3)	$ 8,456,800 (3)	$ 980.14
Total	297,402 shares			$ 1,119.66
(1)	Pursuant to Rule 416 (a) under the Securities act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional and indeterminate number of shares of common stock of the registrant as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or similar event.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h), based on the weighted average exercise price of the outstanding options.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Annual Report on Form 10-K for the year ended December 31, 2016 of Virginia National Bankshares Corporation (the “Company”) filed with the Commission on March 27, 2017.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Commission on May 12, 2017.

(c)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(d)	The description of the Company’s common stock contained in its Current Report on Form 8-K, filed with the Commission on December 18, 2013, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its directors and officers against certain liabilities with the approval of its shareholders. The Articles of Incorporation of the Company provide that to the fullest extent permitted by the Virginia Stock Corporation Act and any other applicable law, the Company is required to indemnify a director or officer of the Company who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of or on behalf of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Company’s Board of Directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

Virginia law permits, and the Company’s Articles of Incorporation require, the elimination of liability of directors and officers for monetary damages arising out of any transaction, occurrence or course of conduct, with respect to any proceeding brought by or in the right of the Company or brought by or on behalf of shareholders of the Company, except for liability resulting from having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The Company has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of the Exhibit
4.1	Articles of Incorporation of Virginia National Bankshares Corporation, as amended and restated (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on December 18, 2013).
4.2	Bylaws of Virginia National Bankshares Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on December 18, 2013).
5.0	Opinion of Williams Mullen.
23.1	Consent of Yount, Hyde & Barbour, P.C.
23.2	Consent of Williams Mullen (included in Exhibit 5.0).
24.0	Power of Attorney (included on signature page).
99.1	Virginia National Bank 2005 Amended and Restated Stock Incentive Plan, as adopted and assumed by Virginia National Bankshares Corporation pursuant to the Reorganization Agreement and Plan of Share Exchange filed as Exhibit 2.0 to of the Company’s Current Report on Form 8-K, filed on December 18, 2013.
99.2	Virginia National Bankshares Corporation 2014 Stock Incentive Plan.
99.3	Form of Incentive Stock Option Agreement for the Virginia National Bankshares Corporation 2014 Stock Incentive Plan.
99.4	Form of Nonstatutory Stock Option Agreement for the Virginia National Bankshares Corporation 2014 Stock Incentive Plan.
99.5	Form of Restricted Stock Agreement for the Virginia National Bankshares Corporation 2014 Stock Incentive Plan.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, applicable law, the registrant’s Articles of Incorporation, as it may be amended from time to time, the registrant’s Bylaws or the registrant’s indemnification agreements, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Albemarle, Commonwealth of Virginia, on July 25, 2017.

VIRGINIA NATIONAL BANKSHARES CORPORATION

By:	/s/ Glenn W. Rust
Glenn W. Rust
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Glenn W. Rust, Tara Y. Harrison and Donna G. Shewmake, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

President, Chief Executive Officer and
/s/ Glenn W. Rust	Director (principal executive officer)	July 25 , 2017
Glenn W. Rust

Executive Vice President and Chief
Financial Officer (principal financial
/s/ Tara Y. Harrison	and accounting officer)	July 25, 2017
Tara Y. Harrison

/s/ William D. Dittmar, Jr.	Chairman of the Board of Directors	July 25, 2017
William D. Dittmar, Jr.

/s/ H.K. Benham, III	Director	July 25, 2017
H.K. Benham, III

/s/ Steven W. Blaine	Director	July 25, 2017
Steven W. Blaine

/s/ James T. Holland	Director	July 25, 2017
James T. Holland

Director
Susan K. Payne

/s/ Gregory L. Wells	Director	July 25, 2017
Gregory L. Wells

/s/ Bryan D. Wright	Director	July 25, 2017
Bryan D. Wright

EXHIBIT INDEX

Exhibit
Number	Description of the Exhibit
4.1	Articles of Incorporation of Virginia National Bankshares Corporation, as amended and restated (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed on December 18, 2013).
4.2	Bylaws of Virginia National Bankshares Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed on December 18, 2013).
5.0	Opinion of Williams Mullen.
23.1	Consent of Yount, Hyde & Barbour, P.C.
23.2	Consent of Williams Mullen (included in Exhibit 5.0).
24.0	Power of Attorney (included on signature page).
99.1	Virginia National Bank 2005 Amended and Restated Stock Incentive Plan, as adopted and assumed by Virginia National Bankshares Corporation pursuant to the Reorganization Agreement and Plan of Share Exchange filed as Exhibit 2.0 to of the Company’s Current Report on Form 8-K, filed on December 18, 2013.
99.2	Virginia National Bankshares Corporation. 2014 Stock Incentive Plan.
99.3	Form of Incentive Stock Option Agreement for the Virginia National Bankshares Corporation 2014 Stock Incentive Plan.
99.4	Form of Nonstatutory Stock Option Agreement for the Virginia National Bankshares Corporation 2014 Stock Incentive Plan.
99.5	Form of Restricted Stock Agreement for the Virginia National Bankshares Corporation 2014 Stock Incentive Plan.